Exhibit 99.1
ZENDESK ANNOUNCES FIRST QUARTER 2019 RESULTS

Highlights

•	First quarter revenue increased 40% year over year to $181.5 million

•	First quarter GAAP operating loss of $43.9 million and non-GAAP operating income of $0.6 million

•	Michael Curtis, former Airbnb, Inc. vice president of engineering, joins board of directors

SAN FRANCISCO – April 30, 2019 – Zendesk, Inc. (NYSE: ZEN) today reported financial results for the fiscal quarter ended March 31, 2019, and released a Shareholder Letter on its investor relations website at https://investor.zendesk.com.

Results for the First Quarter 2019

Revenue was $181.5 million for the quarter ended March 31, 2019, an increase of 40% over the prior year period. GAAP net loss for the quarter ended March 31, 2019 was $44.7 million, and GAAP net loss per share (basic and diluted) was $0.41. Non-GAAP net income was $5.1 million, and non-GAAP net income per share (basic) was $0.05, and non-GAAP net income per share (diluted) was $0.04. Non-GAAP net income excludes approximately $40.6 million in share-based compensation and related expenses (including $3.5 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $6.2 million of amortization of debt discount and issuance costs, $2.2 million of amortization of purchased intangibles, $1.7 million of acquisition-related expenses, and non-GAAP income tax effects of $0.9 million. GAAP net loss per share for the quarter ended March 31, 2019 was based on 108.6 million weighted average shares outstanding (basic and diluted), and non-GAAP net income per share for the quarter ended March 31, 2019 was based on 108.6 million weighted average shares outstanding (basic) and 117.0 million weighted average shares outstanding (diluted).

Appointment of Michael Curtis to Board of Directors

Zendesk appointed Michael Curtis to its board of directors, effective April 24, 2019. Mike has more than 15 years of experience in leading engineering organizations and product innovation. He most recently served as the vice president of engineering of Airbnb, Inc., an online marketplace and hospitality company, from February 2013 to March 2019. Prior to that, he was a director of engineering at Facebook, Inc. from August 2011 to February 2013 and a vice president of engineering at Yahoo! from January 2004 to August 2011. Mike currently serves as a trustee on the board of Harvey Mudd College.

“Mike has driven product innovation and scaled technology at some of the world’s fastest growing companies,” said Mikkel Svane, Zendesk chief executive officer, chairman and founder. “His history of pushing boundaries and advancing bold ideas will help us continue to build our product innovation and scaled technology.”

“Zendesk has reached a level of scale and ubiquity that is rare in enterprise software,” Curtis said. “I’m excited to join the board at such a pivotal time in the company’s growth and support its fast pace of innovation and its moves into new markets.”

Outlook

As of April 30, 2019, Zendesk provided guidance for the quarter ending June 30, 2019 and updated its guidance for the year ending December 31, 2019.

For the quarter ending June 30, 2019, Zendesk expects to report:

•	Revenue in the range of $191 - 193 million

•
GAAP operating income (loss) in the range of $(44) - (42) million, which includes share-based compensation and related expenses of approximately $41 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $1 million

•
Non-GAAP operating income (loss) in the range of $0 - 2 million, which excludes share-based compensation and related expenses of approximately $41 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $1 million

•	Approximately 110 million weighted average shares outstanding (basic)

•	Approximately 120 million weighted average shares outstanding (diluted)

For the full year ending December 31, 2019, Zendesk expects to report:

•	Revenue in the range of $802 - 810 million

•
GAAP operating income (loss) in the range of $(164) - (160) million, which includes share-based compensation and related expenses of approximately $165 million, amortization of purchased intangibles of approximately $9 million, and acquisition-related expenses of approximately $4 million

•
Non-GAAP operating income (loss) in the range of $14 - 18 million, which excludes share-based compensation and related expenses of approximately $165 million, amortization of purchased intangibles of approximately $9 million, and acquisition-related expenses of approximately $4 million

•	Approximately 111 million weighted average shares outstanding (basic)

•	Approximately 121 million weighted average shares outstanding (diluted)

•	Free cash flow in the range of $55 - 65 million

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2019 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2019 is not available without unreasonable effort.

Zendesk’s estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments or restructurings, and no further revisions to share-based compensation and related expenses.

Revised Non-GAAP Net Income Calculation

In our presentations of non-GAAP net income (which is a non-GAAP financial measure) in our earnings release and shareholder letter for each of the quarters ending June 30, 2018, September 30, 2018, and December 31, 2018, and the year ended December 31, 2018, we inaccurately determined our hypothetical income tax effect, which was one of the adjustments in the calculation of non-GAAP net income and its reconciliation to GAAP net loss. We have now revised our non-GAAP net income calculations (and our reconciliations to GAAP net loss) and non-GAAP net income per share for each of such quarters and the year ended December 31, 2018 and such revised information is provided below. No revisions have been made to any other adjustments in the calculation of each of non-GAAP net income or non-GAAP net income per share for such periods, and our consolidated financial results as calculated under GAAP are not affected.

Shareholder Letter and Conference Call Information

The detailed Shareholder Letter is available at https://investor.zendesk.com and Zendesk will host a conference call to answer questions today, April 30, 2019, at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. A live webcast of the conference call will be available at https://investor.zendesk.com. The conference call can also be accessed by dialing 833-287-0801, or +1 647-689-4460 (outside the U.S. and Canada). The conference ID is 9699254. A replay of the call via webcast will be available at https://investor.zendesk.com or by dialing 800-585-8367 or +1 416-621-4642 (outside the U.S. and Canada) and entering passcode 9699254. The dial-in replay will be available until the end of day May 2, 2019. The webcast replay will be available for 12 months.

About Zendesk

The best customer experiences are built with Zendesk. Zendesk’s powerful and flexible customer service and engagement platform scales to meet the needs of any business, from startups and small businesses to growth companies and enterprises. Zendesk serves businesses across a multitude of industries, with more than 125,000 paid customer accounts offering service and support in more than 30 languages. Headquartered in San Francisco, Zendesk operates worldwide with 16 offices in North America, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk’s ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk’s ability to effectively expand its sales capabilities; (iv) Zendesk’s ability to effectively market and sell its products to larger enterprises; (v) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (vi) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (vii) Zendesk’s ability to introduce and market new products and to support its products on a shared services platform; (viii) Zendesk’s ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (ix) Zendesk’s ability to effectively manage its growth and organizational change, including its international expansion strategy; (x) potential breaches in Zendesk’s security measures or unauthorized access to its customers’ data; (xi) Zendesk's ability to comply with privacy and data security regulations; (xii) the development of the market for software as a service business software applications; (xiii) potential service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xiv) real or perceived errors, failures, or bugs in its products; (xv) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xvi) Zendesk’s ability to accurately forecast expenditures on third-party managed hosting services.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Condensed Consolidated Statements of Operations
(In thousands, except per share data; unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$181,484	$129,791
Cost of revenue	55,654	39,056
Gross profit	125,830	90,735
Operating expenses:
Research and development	46,791	37,085
Sales and marketing	91,700	65,058
General and administrative	31,253	22,207
Total operating expenses	169,744	124,350
Operating loss	(43,914)	(33,615)
Other income (expense), net
Interest income	5,472	1,519
Interest expense	(6,544)	(764)
Other income, net	700	245
Total other income (expense), net	(372)	1,000
Loss before provision for (benefit from) income taxes	(44,286)	(32,615)
Provision for (benefit from) income taxes	434	(3,290)
Net loss	$(44,720)	$(29,325)
Net loss per share, basic and diluted	$(0.41)	$(0.28)
Weighted-average shares used to compute net loss per share, basic and diluted	108,630	103,692

Condensed Consolidated Balance Sheets
(In thousands, except par value; unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$142,418	$126,518
Marketable securities	301,941	300,213
Accounts receivable, net of allowance for doubtful accounts of $3,060 and $2,571 as of March 31, 2019 and December 31, 2018, respectively	90,465	85,280
Deferred costs	26,882	24,712
Prepaid expenses and other current assets	38,629	35,873
Total current assets	600,335	572,596
Marketable securities, noncurrent	401,079	393,671
Property and equipment, net	75,619	75,654
Deferred costs, noncurrent	28,312	26,914
Lease right-of-use assets	99,435	—
Goodwill and intangible assets, net	144,069	146,327
Other assets	23,829	22,717
Total assets	$1,372,678	$1,237,879
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,458	$16,820
Accrued liabilities	32,722	34,097
Accrued compensation and related benefits	50,389	46,603
Deferred revenue	257,731	245,243
Lease liabilities	19,402	—
Total current liabilities	389,702	342,763
Convertible senior notes, net	464,364	458,176
Deferred revenue, noncurrent	1,865	2,719
Lease liabilities, noncurrent	94,943	—
Other liabilities	2,859	17,300
Total liabilities	953,733	820,958

Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,092	1,080
Additional paid-in capital	994,031	950,693
Accumulated other comprehensive loss	(2,330)	(5,724)
Accumulated deficit	(573,848)	(529,128)
Total stockholders’ equity	418,945	416,921
Total liabilities and stockholders’ equity	$1,372,678	$1,237,879

Condensed Consolidated Statements of Cash Flows
(In thousands; unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net loss	$(44,720)	$(29,325)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,732	9,865
Share-based compensation	36,657	26,988
Amortization of deferred costs	6,918	4,510
Amortization of debt discount and issuance costs	6,188	720
Other	394	250
Changes in operating assets and liabilities:
Accounts receivable	(6,966)	3,691
Prepaid expenses and other current assets	(3,774)	(3,364)
Deferred costs	(10,190)	(7,043)
Lease right-of-use assets	4,373	—
Other assets and liabilities	(498)	(12,027)
Accounts payable	15,655	1,052
Accrued liabilities	2,512	10,986
Accrued compensation and related benefits	(4,629)	(971)
Deferred revenue	12,149	10,910
Lease liabilities	(3,832)	—
Net cash provided by operating activities	18,969	16,242
Cash flows from investing activities
Purchases of property and equipment	(9,258)	(6,808)
Internal-use software development costs	(1,213)	(2,344)
Purchases of marketable securities	(145,142)	(78,321)
Proceeds from maturities of marketable securities	47,265	55,263
Proceeds from sales of marketable securities	91,562	6,982
Purchase of strategic investment	(500)	—
Net cash used in investing activities	(17,286)	(25,228)
Cash flows from financing activities
Proceeds from issuance of convertible notes, net of issuance costs paid of $12,937	—	562,063
Purchase of capped call related to convertible senior notes	—	(63,940)
Proceeds from exercise of employee stock options	8,437	6,193
Proceeds from employee stock purchase plan	8,415	5,096
Taxes paid related to net share settlement of equity awards	(2,416)	(734)
Net cash provided by financing activities	14,436	508,678
Effect of exchange rate changes on cash, cash equivalents and restricted cash	33	(35)
Net increase in cash, cash equivalents and restricted cash	16,152	499,657
Cash, cash equivalents and restricted cash at beginning of period	128,876	110,888
Cash, cash equivalents and restricted cash at end of period	$145,028	$610,545

Non-GAAP Results
(In thousands, except per share data)
The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended March 31,
	2019	2018
Reconciliation of gross profit and gross margin
GAAP gross profit	$125,830	$90,735
Plus: Share-based compensation	4,937	3,098
Plus: Employer tax related to employee stock transactions	450	260
Plus: Amortization of purchased intangibles	1,618	612
Plus: Amortization of share-based compensation capitalized in internal-use software	420	362
Plus: Acquisition-related expenses	114	—
Non-GAAP gross profit	$133,369	$95,067
GAAP gross margin	69%	70%
Non-GAAP adjustments	4%	3%
Non-GAAP gross margin	73%	73%

Reconciliation of operating expenses
GAAP research and development	$46,791	$37,085
Less: Share-based compensation	(11,636)	(10,231)
Less: Employer tax related to employee stock transactions	(1,292)	(742)
Less: Acquisition-related expenses	(568)	(384)
Non-GAAP research and development	$33,295	$25,728
GAAP research and development as percentage of revenue	26%	29%
Non-GAAP research and development as percentage of revenue	18%	20%

GAAP sales and marketing	$91,700	$65,058
Less: Share-based compensation	(12,399)	(8,007)
Less: Employer tax related to employee stock transactions	(1,028)	(575)
Less: Amortization of purchased intangibles	(577)	(110)
Less: Acquisition-related expenses	(392)	(281)
Non-GAAP sales and marketing	$77,304	$56,085
GAAP sales and marketing as percentage of revenue	51%	50%
Non-GAAP sales and marketing as percentage of revenue	43%	43%

GAAP general and administrative	$31,253	$22,207
Less: Share-based compensation	(7,685)	(5,652)
Less: Employer tax related to employee stock transactions	(750)	(307)
Less: Acquisition-related expenses	(631)	—
Non-GAAP general and administrative	$22,187	$16,248
GAAP general and administrative as percentage of revenue	17%	17%
Non-GAAP general and administrative as percentage of revenue	12%	13%

Reconciliation of operating income (loss) and operating margin
GAAP operating loss	$(43,914)	$(33,615)
Plus: Share-based compensation	36,657	26,988
Plus: Employer tax related to employee stock transactions	3,520	1,884
Plus: Amortization of purchased intangibles	2,195	722
Plus: Acquisition-related expenses	1,705	665
Plus: Amortization of share-based compensation capitalized in internal-use software	420	362
Non-GAAP operating income (loss)	$583	$(2,994)
GAAP operating margin	(24)%	(26)%
Non-GAAP adjustments	24%	24%
Non-GAAP operating margin	—%	(2)%

	Three Months Ended March 31,
	2019	2018
Reconciliation of net income (loss)
GAAP net loss	$(44,720)	$(29,325)
Plus: Share-based compensation	36,657	26,988
Plus: Employer tax related to employee stock transactions	3,520	1,884
Plus: Amortization of purchased intangibles	2,195	722
Plus: Acquisition-related expenses	1,705	665
Plus: Amortization of share-based compensation capitalized in internal-use software	420	362
Plus: Amortization of debt discount and issuance costs	6,188	720
Less: Income tax effects and adjustments	(911)	—
Non-GAAP net income	$5,054	$2,016

Reconciliation of net income (loss) per share, basic
GAAP net loss per share, basic	$(0.41)	$(0.28)
Non-GAAP adjustments to net loss	0.46	0.30
Non-GAAP net income per share, basic	$0.05	$0.02

Reconciliation of net income (loss) per share, diluted
GAAP net loss per share, diluted	$(0.41)	$(0.28)
Non-GAAP adjustments to net loss	0.45	0.30
Non-GAAP net income per share, diluted	$0.04	$0.02

Weighted-average shares used in GAAP per share calculation, basic and diluted	108,630	103,692

Weighted-average shares used in non-GAAP per share calculation
Basic	108,630	103,692
Diluted	116,985	108,923

Computation of free cash flow
Net cash provided by operating activities	$18,969	$16,242
Less: purchases of property and equipment	(9,258)	(6,808)
Less: internal-use software development costs	(1,213)	(2,344)
Free cash flow	$8,498	$7,090

Net cash provided by operating activities margin	10%	13%
Non-GAAP adjustments	(5)%	(8)%
Free cash flow margin	5%	5%

	Three Months Ended			Year Ended
	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018
Reconciliation of net income (loss)
GAAP net loss	$(34,366)	$(34,144)	$(33,250)	$(131,084)
Plus: Share-based compensation	28,148	31,446	32,903	119,484
Plus: Employer tax related to employee stock transactions	1,720	1,755	3,556	8,915
Plus: Amortization of purchased intangibles	669	1,155	2,217	4,764
Plus: Acquisition-related expenses	685	3,259	2,210	6,819
Plus: Amortization of share-based compensation capitalized in internal-use software	356	366	403	1,487
Plus: Amortization of debt discount and issuance costs	5,930	6,015	6,101	18,766
Less: Income tax effects and adjustments	(1,977)	(3,913)	(6,774)	(12,664)
Non-GAAP net income(1)	$1,165	$5,939	$7,366	$16,486

Non-GAAP net income per share
Non-GAAP net income per share, basic	$0.01	$0.06	$0.07	$0.16
Non-GAAP net income per share, diluted	$0.01	$0.05	$0.06	$0.15

(1) We previously reported non-GAAP net income of $3.1 million, $9.9 million, $11.2 million, and $23.0 million, for the three months ended June 30, 2018, September 30, 2018, and December 31, 2018, and for the year ended December 31, 2018, respectively.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Amortization of Debt Discount and Issuance Costs: In March 2018, Zendesk issued $575 million of convertible senior notes due in 2023, which bear interest at an annual fixed rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 5.26%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk's current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ended December 31, 2019, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2019 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2019 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk’s cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management.

Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, annual recurring revenue represented by its churned customers, and the percentage of its annual recurring revenue from Support originating from customers with 100 or more agents on Support.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription which provides access to multiple products through a single paid customer account, Zendesk Suite. All of the Suite paid customer accounts are included in the number of accounts on all of Zendesk’s other products and are not included in the number of paid customer accounts using Support or Chat. Existing customers may also expand their utilization of Zendesk’s products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk’s products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk’s products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account.

Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expansion rate is based upon annual recurring revenue for a set of paid customer accounts on its products. Zendesk determines the annual recurring revenue value of a contract by multiplying the monthly recurring revenue for such contract by twelve. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any platform usage above the subscription base, if any, that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products for customers with paid customer accounts as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the consolidation of customer accounts or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk’s dollar-based net expansion rate being calculated across approximately 102,200 customers, as compared to the approximately 145,600 total paid customer accounts as of March 31, 2019.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, Sell, its legacy Starter plan, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission.

Zendesk’s percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the annual recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the annual recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information. For the purpose of determining this metric, Zendesk builds an estimation of the proportion of annual recurring revenue from Suite attributable to Support and includes such portion in the annual recurring revenue from Support.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk determines its annual revenue run rate by multiplying the revenue generated over its most recently completed quarter by four.

Source: Zendesk, Inc.

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Zendesk, Inc.
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